UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 22, 2014

Redtone Asia, Inc.
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-129388	71-098116
(Commission File Number)	(IRS Employer Identification No.)

Unit 15A, Plaza Sanhe, No. 121 Yanping Road, JingAn District 200042 Shanghai, PRC

(Address of Principal Executive Offices)

(86) 61032230
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 22, 2014, Redtone Asia, Inc.’s wholly-owned subsidiary, Shanghai Hongsheng Net Telecommunication Company Limited, (the “Company”) completed the acquisition of a 56% equity interest in Shanghai Xin Chang Information Technology Company Limited (“Shanghai Xin Chang”) for a total consideration of RMB4.5 million  (the “Acquisition”). The consideration will be paid into two tranches: 1) RMB1.5 million payable to Shanghai Xin Chang’s major shareholder, Mr. Diao, upon signing of the Acquisition Agreement and after completion of the Assets and Financial due diligence exercise; and 2) RMB3 million payable to Shanghai Xin Chang as an operating fund in batches based on Shanghai Xin Chang’s financial needs (the “Operating Fund”).

Shanghai Xin Chang is a company registered in the People's Republic of China with a registered capital of RMB10 million. The principal activity of Shanghai Xin Chang is marketing and distribution of internet phone calls and discounted call services. Shanghai Xin Chang’s value of fixed assets to be acquired by the Company is at least RMB1.5 million.

All of Shanghai Xin Chang’s liabilities or obligations that existed or occurred on or before January 1, 2014 shall be fully absorbed by Mr. Diao, the original shareholder. The Company acquired only the Assets of Shanghai Xin Chang. Mr. Diao has agreed that he will not engage in any similar business to Shanghai Xin Chang for at least two years following the full payment of the Operating Fund. The Company has the obligation to provide financial assistance to Shanghai Xin Chang when necessary.

The Acquisition does not have any effect on the Company’s issued and paid-up share capital and substantial shareholders’ shareholdings.

None of the Company’s Directors and/or major shareholders or related parties, have any interest, direct or indirect in the Acquisition.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REDTONE ASIA, INC.

February 5, 2014	By:	/s/Chuan Beng Wei
Chuan Beng Wei
Chief Executive Officer